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                                                                      EXHIBIT 12

                       TEXAS GAS TRANSMISSION CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (THOUSANDS OF DOLLARS EXCEPT RATIO)

                                                                                                      PRE-
                                                                                                     ACQUI-
                                                              POST-ACQUISITION                       SITION
                                            -----------------------------------------------------    -------
                                            FOR THE     FOR THE    FOR THE    FOR THE     FOR THE    FOR THE
                                             YEAR        YEAR       YEAR        YEAR      PERIOD     PERIOD
                                             ENDED       ENDED      ENDED      ENDED      4/3/89     1/1/89
                                             12/31       12/31      12/31      12/31        TO         TO
                                             1993        1992       1991        1990      12/31/89   4/2/89
                                            -------     -------    -------    --------    -------    -------
Earnings Available for Fixed Charges:
  Income (Loss) Before Income Taxes and
     Extraordinary Loss.................... $65,612     $67,381    $36,343    $ 73,323    $13,063    $ 8,198
  Plus -- Interest expense.................  25,257      27,037     27,299      30,529     41,007      7,275
       -- Portion of rents representative
          of the interest factor...........     432         470        342         509        157        173
       -- Amortization of debt expense,
          discount and premium.............     491         236         --          --        305         94
       -- Distributions from
          less-than-fifty-percent-owned
          affiliates.......................      --          --      3,600       6,000      2,000         --
  Less -- Equity in earnings of
          less-than-fifty-percent-owned
          affiliates.......................      --         563      1,985       6,408        477         47
                                            -------     -------    -------    --------    -------    -------
               Total....................... $91,792     $94,561    $65,599    $103,953    $56,055    $15,693
                                            -------     -------    -------    --------    -------    -------
                                            -------     -------    -------    --------    -------    -------
Fixed Charges:
  Interest on long-term debt............... $24,625     $24,636    $24,250    $ 24,250    $35,772    $ 6,063
  Other interest...........................     632       2,401      3,049       6,279      5,235      1,212
  Portion of rents representative of the
     interest factor.......................     432         470        342         509        157        173
  Amortization of debt expense, discount
     and premium...........................     491         236         --          --        305         94
                                            -------     -------    -------    --------    -------    -------
               Total....................... $26,180     $27,743    $27,641    $ 31,038    $41,469    $ 7,542
                                            -------     -------    -------    --------    -------    -------
                                            -------     -------    -------    --------    -------    -------
Ratio of Earnings to Fixed Charges.........    3.51        3.41       2.37        3.35       1.35       2.08

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     For the purposes of calculating the foregoing ratio, earnings available for fixed charges consist of income before income taxes and extraordinary loss, interest expense, the portion of rents representative of the interest factor, amortization of debt expense, discount and premium and dividends and distributions from less-than-fifty-percent-owned affiliates, net of equity in earnings of less-than-fifty-percent-owned affiliates. Fixed charges consist of interest expense, the portion of rents representative of the interest factor and amortization of debt expense, discount and premium.